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Exhibit 10.11

EMPLOYMENT AGREEMENT

        This Employment Agreement ("Agreement") is made effective as of October 26, 2007 ("Effective Date"), by and between Prometheus Laboratories Inc., a California corporation (the "Company"), and Joseph M. Limber ("Executive").

        The parties agree as follows:

        1.    Definitions.    For purposes of this Agreement, the following terms shall have the following meanings:

          (a)   "Board" shall mean the Board of Directors of the Company.

          (b)   "Cause" shall mean any of the following: (i) Executive's gross negligence or willful misconduct in the performance of his duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in material damage to the Company or its subsidiaries; (ii) Executive's willful and habitual neglect of or failure to perform Executive's duties of consulting or employment, which neglect or failure is not cured within thirty (30) days after written notice thereof is received by Executive; (iii) Executive's commission of any act of fraud with respect to the Company that causes a material harm to the Company or is intended to result in substantial personal enrichment; (iv) Executive's negligent or willful commission of any financial accounting impropriety in the performance of his or her duties to the Company; (v) Executive's conviction of or plea of guilty or nolo contendere to felony criminal conduct; (vi) Executive's violation of the Company's Employee Proprietary Information and Inventions Agreement (as defined below) or similar agreement that Executive has entered into with the Company; or (vii) Executive's material breach of any obligation or duty under this Agreement or material violation of any written employment or other written policies that have previously been furnished to Executive, which breach or violation is not cured within thirty (30) days after written notice thereof is received by Executive, if such breach or violation is capable of being cured.

          (c)   "Change in Control" shall mean and include each of the following:

            (i)    A transaction or series of transactions (other than an offering of the Company's common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any "person" or related "group" of "persons" (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a "person" that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company's securities outstanding immediately after such acquisition; or

            (ii)   During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 1(c)(i) or Section 1(c)(iii)) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

            (iii)  The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger,

    consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company's assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

              (A)  Which results in the Company's voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company's assets or otherwise succeeds to the business of the Company (the Company or such person, the "Successor Entity")) directly or indirectly, at least a majority of the combined voting power of the Successor Entity's outstanding voting securities immediately after the transaction, and

              (B)  After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 1(c)(iii)(B) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

          The Board shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

          (d)   "Good Reason" shall mean the occurrence of any of the following events or conditions without Executive's written consent:

            (i)    a material diminution in Executive's authority, duties or responsibilities;

            (ii)   a material diminution in the authority, duties or responsibilities of the supervisor to whom Executive is required to report;

            (iii)  a material diminution in Executive's base compensation, unless such a reduction is imposed across-the-board to senior management of the Company;

            (iv)  a material change in the geographic location at which Executive must perform his or her duties (and the Company and Executive agree that any involuntary relocation of Executive's principal place of business to a location more than fifty (50) miles in any direction from the Company's headquarters in San Diego, California as of the Effective Date would constitute a material change); or

            (v)   any other action or inaction that constitutes a material breach by the Company or any successor or affiliate of its obligations to Executive under this Agreement.

          Executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without Executive's written consent within ninety (90) days of the occurrence of such event. The Company or any successor or affiliate shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from Executive. Any voluntary termination of Executive's employment for "Good Reason" following such thirty (30) day cure period must occur no later than the date that is six (6) months following the initial occurrence of one of the foregoing events or conditions without Executive's written consent. Executive's termination by reason of resignation from the Company for Good Reason shall be treated as involuntary.

          (e)   "Performance Awards" means any Stock Awards granted pursuant to the Company's performance-based compensation bonus plan or pursuant to any agreement that Executive has entered into with the Company providing for an equity bonus payment or equity vesting based upon the Executive's or the Company's performance.

          (f)    "Permanent Disability" means Executive's inability to perform the essential functions of his or her position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.

          (g)   "Stock Awards" means all stock options, restricted stock and such other awards granted pursuant to the Company's stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.

        2.    Term.    The term of this Agreement (the "Term") shall commence on the Effective Date and shall continue in effect until the [third (3rd) anniversary of the Effective Date] (the "Initial Termination Date"); provided, however, that this Agreement shall be automatically extended for one (1) additional year on the Initial Termination Date and on each subsequent anniversary of the Initial Termination Date, unless the Company elects not to so extend the term of the Agreement by notifying Executive, in writing, of such election not less than one (1) year prior to the last day of the Term as then in effect.

        3.    Services to Be Rendered.

          (a)    Duties and Responsibilities.    Executive shall serve as President and Chief Executive Officer of the Company. So long as Executive is serving as the President and Chief Executive Officer of the Company, he will be nominated to, and if elected by the stockholders of the Company, be a member of, the Board. In the performance of such duties, Executive shall report directly to the Board and shall be subject to the direction of the Board and to such limits upon Executive's authority as the Board may from time to time impose. Executive hereby consents to serve as an officer and/or director of the Company or any subsidiary or affiliate thereof without any additional salary or compensation, if so requested by the Board. Executive shall be employed by the Company on a full time basis. Executive's primary place of work shall be the Company's facility in San Diego, California, or such other location within San Diego County as may be designated by the Board from time to time. Executive shall also render services at such other places within or outside the United States as the Board may direct from time to time. Executive shall be subject to and comply with the policies and procedures generally applicable to senior executives of the Company to the extent the same are not inconsistent with any term of this Agreement.

          (b)    Exclusive Services.    Executive shall at all times faithfully, industriously and to the best of his ability, experience and talent perform to the satisfaction of the Board all of the duties that may be assigned to Executive hereunder and shall devote substantially all of his productive time and efforts to the performance of such duties. Subject to the terms of the Employee Proprietary Information and Inventions Agreement referred to in Section 6(b), this shall not preclude Executive from devoting time to personal and family investments or serving on community and civic boards, or participating in industry associations, provided such activities do not interfere with his duties to the Company, as determined in good faith by the Board.

        4.    Compensation and Benefits.    The Company shall pay or provide, as the case may be, to Executive the compensation and other benefits and rights set forth in this Section 4.

          (a)    Base Salary.    The Company shall pay to Executive a base salary of $477,000 per year, payable in accordance with the Company's usual pay practices (and in any event no less frequently than monthly). Executive's base salary shall be subject to review annually by and at the sole discretion of the Compensation Committee of the Board.

          (b)    Bonus.    Executive shall participate in such incentive compensation plan as may be approved by the Compensation Committee of the Board from time to time for senior executives of the Company. Executive's target bonus award under such plan shall be fifty percent (50%) of Executive's base salary.

          (c)    Benefits.    Executive shall be entitled to participate in benefits under the Company's benefit plans and arrangements, including, without limitation, any employee benefit plan or arrangement made available in the future by the Company to its senior executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. The Company shall have the right to amend or delete any such benefit plan or arrangement made available by the Company to its senior executives and not otherwise specifically provided for herein.

          (d)    Expenses.    The Company shall reimburse Executive for reasonable out-of-pocket business expenses incurred in connection with the performance of his duties hereunder, subject to (i) such policies as the Company may from time to time establish, and (ii) Executive furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures.

          (e)    Paid Time Off.    Executive shall be entitled to such periods of paid time off ("PTO") each year as provided from time to time under the Company's Time Away from Work policy and as otherwise provided for senior executive officers; provided that Executive shall be entitled to earn at least four (4) weeks of paid time off per year.

          (f)    Equity Awards.    Executive shall be entitled to participate in any equity or other employee benefit plan that is generally available to senior executive officers, as distinguished from general management, of the Company. Except as otherwise provided in this Agreement, Executive's participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

        5.    Termination and Severance.    Executive shall be entitled to receive benefits upon termination of employment only as set forth in this Section 5:

          (a)    At-Will Employment; Termination.    The Company and Executive acknowledge that Executive's employment is and shall continue to be at-will, as defined under applicable law, and that Executive's employment with the Company may be terminated by either party at any time for any or no reason, with or without notice. If Executive's employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in this Agreement. Executive's employment under this Agreement shall be terminated immediately on the death of Executive.

          (b)    Severance Upon Termination Prior to a Change in Control or More than 12 Months Following a Change in Control.    If Executive's employment is terminated by the Company without Cause prior to a Change in Control or more than twelve (12) months following a Change in Control, Executive shall be entitled to receive, in lieu of any severance benefits to which Executive may otherwise be entitled under any severance plan or program of the Company, the benefits provided below, which, with respect to clause (ii) below, will be payable in a lump sum within fifteen (15) days following the effective date of Executive's Release, but in no event later than two and one-half (2 1/2) months following the last day of the calendar year in which the date of Executive's termination of employment occurs:

            (i)    The Company shall pay to Executive his fully earned but unpaid base salary, when due, through the date of termination at the rate then in effect, plus all other amounts to which Executive is entitled under any compensation plan or practice of the Company at the time of termination;

            (ii)   Subject to Section 5(f) and Executive's continued compliance with Section 6, Executive shall be entitled to receive severance pay in an amount equal to Executive's monthly base salary as in effect immediately prior to the date of termination for an eighteen (18) month period following the date of termination; and

            (iii)  Subject to Section 5(f) and Executive's continued compliance with Section 6, for the period beginning on the date of termination and ending on the date which is eighteen (18) full months following the date of termination (or, if earlier, the date on which the applicable continuation period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") expires), the Company shall reimburse Executive for the costs associated with continuation coverage pursuant to COBRA for Executive and his eligible dependents who were covered under the Company's health plans as of the date of Executive's termination such that Executive's premiums are the same as for active employees (provided that Executive shall be solely responsible for all matters relating to his continuation of coverage pursuant to COBRA, including, without limitation, his election of such coverage and his timely payment of premiums).

            (iv)  The payments and benefits provided for in this Section 5(b) shall only be payable in the event Executive's employment is terminated by the Company without Cause prior to a Change of Control or more than twelve (12) months following a Change of Control. If Executive's employment is terminated by the Company without Cause or by Executive for Good Reason within twelve (12) months following a Change of Control, then Executive shall receive the payments and benefits described in Section 5(c) in lieu of the payments and benefits described in this Section 5(b).

          (c)    Severance Upon Certain Terminations Within 12 Months Following a Change in Control    If Executive's employment is terminated by the Company without Cause or by Executive for Good Reason within twelve (12) months following a Change in Control, Executive shall be entitled to receive, in lieu of any severance benefits to which Executive may otherwise be entitled under any severance plan or program of the Company, the benefits provided below, which, with respect to clause (ii) below, will be payable in a lump sum within fifteen (15) days following the effective date of Executive's Release, but in no event later than two and one-half (2 1/2) months following the last day of the calendar year in which the date of Executive's termination of employment occurs:

            (i)    The Company shall pay to Executive his or her fully earned but unpaid base salary, when due, through the date of termination at the rate then in effect, plus all other amounts to which Executive is entitled under any compensation plan or practice of the Company at the time of termination;

            (ii)   Subject to Section 5(f) and Executive's continued compliance with Section 6, Executive shall be entitled to receive severance pay in an amount equal to the sum of:

              (A)  Executive's monthly base salary as in effect immediately prior to the date of termination for a twenty four (24) month period following the date of termination, plus

              (B)  Two (2) times the average of the actual annual bonuses paid to Executive in the two (2) full fiscal years preceding the date of termination (or such lesser number of years as the Executive has been employed by the Company) (for purposes of such calculation, if Executive was not employed for a full fiscal year, the actual bonus received by Executive for such year shall be annualized);

            (iii)  Subject to Section 5(f) and Executive's continued compliance with Section 6, for the period beginning on the date of termination and ending on the date which is twenty four (24) full months following the date of termination (or, if earlier, the date on which the applicable continuation period under COBRA), the Company shall reimburse Executive for the costs associated with continuation coverage pursuant to COBRA for Executive and his eligible dependents who were covered under the Company's health plans as of the date of Executive's termination such that Executive's premiums are the same as for active employees (provided that Executive shall be solely responsible for all matters relating to his continuation of coverage pursuant to COBRA, including, without limitation, his election of such coverage and his timely payment of premiums);

            (iv)  Subject to Section 5(f) and Executive's continued compliance with Section 6:

              (A)  The vesting and/or exercisability of any outstanding unvested portions of Executive's Stock Awards (other than Performance Awards) shall be automatically accelerated on the effective date of Executive's Release.

              (B)  The vesting and/or exercisability of any outstanding unvested portions of Executive's Performance Awards shall be automatically accelerated with respect to that number of shares which would have been vested on the date of termination if such Performance Awards had been subject to the Company's standard vesting schedule, by which Stock Awards vest and/or become exercisable with respect to twenty-five percent (25%) of the shares subject to the Stock Award upon the Executive's completion of one year of service, measured from the grant date, and 1/48th of the shares subject to the Stock Award vest and/or become exercisable in successive equal monthly installments over the Executive's completion of each additional month of continuous service over the three (3) year period of continuous service measured from the first anniversary of the grant date.

              (C)  The foregoing provisions are hereby deemed to be a part of each Stock Award and to supersede any less favorable provision in any agreement or plan regarding such Stock Award.

            (v)   The payments and benefits provided for in this Section 5(c) shall only be payable in the event Executive's employment is terminated by the Company without Cause or by Executive for Good Reason within twelve (12) months following a Change of Control. If Executive's employment is terminated by the Company without Cause or by Executive for Good Reason more than twelve (12) months following a Change of Control or prior to a Change of Control, then Executive shall receive the payments and benefits described in Section 5(b) and shall not be eligible to receive any of the payments and benefits described in this Section 5(c).

          (d)    Other Terminations.    If Executive's employment is terminated by Executive for Good Reason prior to a Change in Control or more than twelve (12) months following a Change in Control, or at any time by the Company for Cause, by Executive without Good Reason, or as a result of Executive's death or Permanent Disability, or in the event the Term expires, the Company shall not have any other or further obligations to Executive under this Agreement (including any financial obligations) except that Executive shall be entitled to receive (i) Executive's fully earned but unpaid base salary, through the date of termination at the rate then in effect, and (ii) all other amounts or benefits to which Executive is entitled under any compensation, retirement or benefit plan or practice of the Company at the time of termination in accordance with the terms of such plans or practices, including, without limitation, any continuation of benefits required by COBRA or applicable law. In addition, all vesting of Executive's unvested Stock Awards previously granted to him by the Company shall cease and none of such unvested Stock Awards shall be exercisable following the date of such termination. The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.

          (e)    Delay of Payments.    If, at the time of Executive's termination of employment with the Company, Executive is a "specified employee" as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), as determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is at least six (6) months following Executive's termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code).

          (f)    Release.    As a condition to Executive's receipt of any post-termination benefits pursuant to Section 5(b) or 5(c) above, Executive shall execute and not revoke a general release of all claims in favor of the Company (the "Release") in the form attached hereto as Exhibit A. In the event Executive does not sign, or signs and revokes the Release within the sixty (60) day period following the date of Executive's termination of employment, Executive shall not be entitled to the aforesaid payments and benefits.

          (g)    Exclusive Remedy.    Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive's rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Executive's employment shall cease upon such termination. In the event of a termination of Executive's employment with the Company, Executive's sole remedy shall be to receive the payments and benefits described in this Section 5.

          (h)    No Mitigation.    Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 5 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits; provided, however, that loans, advances or other amounts owed by Executive to the Company may be offset by the Company against amounts payable to Executive under this Section 5.

          (i)    Return of the Company's Property.    If Executive's employment is terminated for any reason, the Company shall have the right, at its option, to require Executive to vacate his offices prior to or on the effective date of termination and to cease all activities on the Company's behalf. Upon the termination of his employment in any manner, as a condition to Executive's receipt of any post-termination benefits described in this Agreement, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company's business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company. Executive shall deliver to the Company a signed statement certifying compliance with this Section 5(i) prior to the receipt of any post-termination benefits described in this Agreement.

          (j)    Best Pay Provision.

            (i)    If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to the termination of Executive's employment with the Company ("Payment"), would (A) constitute a "parachute payment" within the meaning of Section 280G of the Code, and (B) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be either (1) the full amount of such Payment or (2) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax, results in Executive's receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

            (ii)   All determinations required to be made under this Section 5(j), including whether and to what extent the Payments shall be reduced and the assumptions to be utilized in arriving at such determination, shall be made by the nationally recognized certified public accounting firm used by the Company immediately prior to the effective date of the Change in Control or, if such firm declines to serve, such other nationally recognized certified public accounting firm as may be designated by the Company (the "Accounting Firm"). The Accounting Firm shall provide detailed supporting calculations both to Executive and the Company at such time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon Executive and the Company. For purposes of making the calculations required by this Section 5(j), the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.

        6.    Certain Covenants.

          (a)    Noncompetition.    Except as may otherwise be approved by the Board, during the term of Executive's employment, Executive shall not have any ownership interest (of record or beneficial) in, or have any interest as an employee, salesman, consultant, officer or director in, or otherwise aid or assist in any manner, any firm, corporation, partnership, proprietorship or other business that engages in any county, city or part thereof in the United States and/or any foreign country in a business which competes directly or indirectly (as determined by the Board) with the Company's business in such county, city or part thereof, so long as the Company, or any successor in interest of the Company to the business and goodwill of the Company, remains engaged in such business in such county, city or part thereof or continues to solicit customers or potential customers therein; provided, however, that Executive may own, directly or indirectly, solely as an investment, securities of any entity which are traded on any national securities exchange if Executive (x) is not a controlling person of, or a member of a group which controls, such entity; or (y) does not, directly or indirectly, own one percent (1%) or more of any class of securities of any such entity.

          (b)    Confidential Information.    Executive and the Company have entered into the Company's standard employee proprietary information and inventions agreement (the "Employee Proprietary Information and Inventions Agreement"). Executive agrees to perform each and every obligation of Executive therein contained.

          (c)    Solicitation of Employees.    Executive shall not during the term of Executive's employment and for the greater of (i) the applicable severance period for which Executive receives severance benefits following any termination hereof pursuant to Section 5 (b)or (c) above (regardless of whether Executive receives payment of severance amounts payable thereunder in a lump sum) or (ii) one year following Executive's termination of employment (the "Restricted Period"), directly or indirectly, solicit or encourage to leave the employment of the Company or any of its affiliates, any employee of the Company or any of its affiliates.

          (d)    Solicitation of Consultants.    Executive shall not during the term of Executive's employment and for the Restricted Period, directly or indirectly, hire, solicit or encourage to cease work with the Company or any of its affiliates any consultant then under contract with the Company or any of its affiliates within one year of the termination of such consultant's engagement by the Company or any of its affiliates, unless approved in writing by the Company, which approval shall not be unreasonably withheld.

          (e)    Rights and Remedies Upon Breach.    If Executive breaches or threatens to commit a breach of any of the provisions of this Section 6 (the "Restrictive Covenants"), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

          (f)    Severability of Covenants/Blue Pencilling.    If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. Executive hereby waives any and all right to attack the validity of the Restrictive Covenants on the grounds of the breadth of their geographic scope or the length of their term.

          (g)    Enforceability in Jurisdictions.    The Company and Executive intend to and do hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company and Executive that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

          (h)    Definitions.    For purposes of this Section 6, the term "Company" means not only Prometheus Laboratories Inc., but also any company, partnership or entity which, directly or indirectly, controls, is controlled by or is under common control with Prometheus Laboratories Inc.

        7.    Insurance; Indemnification.

          (a)    Insurance.    The Company shall have the right to take out life, health, accident, "key-man" or other insurance covering Executive, in the name of the Company and at the Company's expense in any amount deemed appropriate by the Company. Executive shall assist the Company in obtaining such insurance, including, without limitation, submitting to any required examinations and providing information and data required by insurance companies.

          (b)    Indemnification.    Executive will be provided with indemnification against third party claims related to his work for the Company as required by California law. The Company shall provide Executive with directors and officers liability insurance coverage at least as favorable as that which the Company may maintain from time to time for other members of the Board and executive officers.

        8.    Agreement to Arbitrate.    Any dispute, claim or controversy based on, arising out of or relating to Executive's employment or this Agreement shall be settled by final and binding arbitration in San Diego, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the "Rules") of the American Arbitration Association ("AAA"), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; however, Executive and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys' fees to the prevailing party. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA's administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 8 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Executive's employment; provided, however, that neither this Agreement nor the submission to arbitration shall limit the parties' right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party's right to compel arbitration. Both Executive and the Company expressly waive their right to a jury trial.

        9.    General Provisions.

          9.1    Successors and Assigns.    The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Agreement, the "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise. Executive shall not be entitled to assign any of Executive's rights or obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

          9.2    Severability.    In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

          9.3    Interpretation; Construction.    The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

          9.4    Governing Law and Venue.    This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in San Diego, California, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

          9.5    Notices.    Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Executive at the address listed on the Company's personnel records and to the Company at its principal place of business, or such other address as either party may specify in writing.

          9.6    Survival.    Sections 1 ("Definitions"), 5 ("Termination and Severance"), 6 ("Restrictive Covenants"), 7 ("Insurance and Indemnification"), 8 ("Agreement to Arbitrate") and 9 ("General Provisions") of this Agreement shall survive termination of Executive's employment by the Company.

          9.7    Entire Agreement.    This Agreement and the Employee Proprietary Information and Inventions Agreement incorporated herein by reference together constitute the entire agreement between the parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral, including, without limitation, that certain offer letter dated as of December 17, 2003, between Executive and the Company. This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

          9.8    Code Section 409A Exempt.    The compensation and benefits payable under this Agreement, including without limitation the severance benefits described in Section 5, are not intended to constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Code. To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. If the Company and Executive determine that any compensation or benefits payable under this Agreement may be or become subject to Code Section 409A and related Department of Treasury guidance, the Company and Executive agree to amend this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take such other actions as the Company and Executive deem necessary or appropriate to (a) exempt the compensation and benefits payable under this Agreement from Code Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement, or (b) comply with the requirements of Code Section 409A and related Department of Treasury guidance. As provided in Internal Revenue Notice 2006-79, notwithstanding any other provision of this Agreement, with respect to an election or amendment to change a time and form of payment under this Agreement made on or after January 1, 2007 and on or before December 31, 2007, the election or amendment may apply only to amounts that would not otherwise be payable in 2007 and may not cause an amount to be paid in 2007 that would not otherwise be payable in 2007.

          9.9    Counterparts.    This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(Signature Page Follows)

        THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

PROMETHEUS LABORATORIES INC.
Dated:	11/02/2007	By:	/s/ Timothy R.G. Sear
		Name:	Timothy R.G. Sear
		Title:	Board Chairman
EXECUTIVE
Dated:	11/02/2007	/s/ Joseph M. Limber Joseph M. Limber
Address:

Exhibit A

GENERAL RELEASE OF CLAIMS

        [The language in this Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Release document.]

        This General Release of Claims ("Release") is entered into as of this            day of            ,            , between Joseph M. Limber ("Executive"), and Prometheus Laboratories Inc., a California corporation (the "Company") (collectively referred to herein as the "Parties").

        WHEREAS, Executive and the Company are parties to that certain Employment Agreement dated as of            , 2007 (the "Agreement");

        WHEREAS, the Parties agree that Executive is entitled to certain severance benefits under the Agreement, subject to Executive's execution of this Release; and

        WHEREAS, the Company and Executive now wish to fully and finally to resolve all matters between them.

        NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Executive pursuant to the Agreement, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he or she would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

        1.    General Release of Claims by Executive.

          (a)   Executive, on behalf of himself or herself and his or her executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his or her employment with or service to the Company (collectively, the "Company Releasees"), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys' fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, "Claims"), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive's employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the "ADEA"); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.

        Notwithstanding the generality of the foregoing, Executive does not release the following claims:

          (i)    Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

          (ii)   Claims for workers' compensation insurance benefits under the terms of any worker's compensation insurance policy or fund of the Company;

          (iii)  Claims pursuant to the terms and conditions of the federal law known as COBRA;

          (iv)  Claims for indemnity under the bylaws of the Company, as provided for by California law or under any applicable insurance policy with respect to Executive's liability as an employee, director or officer of the Company;

          (v)   Claims based on any right Executive may have to enforce the Company's executory obligations under the Agreement; and

          (vi)  Claims Executive may have to vested or earned compensation and benefits.

          (b)   EXECUTIVE ACKNOWLEDGES THAT HE OR SHE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

          "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."

        BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE OR SHE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

          (c)   Executive acknowledges that this Release was presented to him or her on the date indicated above and that Executive is entitled to have twenty-one (21) days' time in which to consider it. Executive further acknowledges that the Company has advised him or her that he or she is waiving his or her rights under the ADEA, and that Executive should consult with an attorney of his or her choice before signing this Release, and Executive has had sufficient time to consider the terms of this Release. Executive represents and acknowledges that if Executive executes this Release before twenty-one (21) days have elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive's legal counsel (if any), and that Executive voluntarily waives any remaining consideration period.

          (d)   Executive understands that after executing this Release, Executive has the right to revoke it within seven (7) days after his or her execution of it. Executive understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Executive does not revoke the Release in writing. Executive understands that this Release may not be revoked after the seven (7) day revocation period has passed. Executive also understands that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven (7) day period.

          (e)   Executive understands that this Release shall become effective, irrevocable, and binding upon Executive on the eighth (8th) day after his or her execution of it, so long as Executive has not revoked it within the time period and in the manner specified in clause (d) above. Executive further understands that Executive will not be given any severance benefits under the Agreement until the effective date of this Release.

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        2.    No Assignment.    Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Releasees. Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys' fees incurred as a result of any such assignment or transfer from Executive.

        3.    Severability.    In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

        4.    Interpretation; Construction.    The headings set forth in this Release are for convenience only and shall not be used in interpreting this Agreement. This Release has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release. Either party's failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.

        5.    Governing Law and Venue.    This Release will be governed by and construed in accordance with the laws of the United States of America and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in San Diego, California, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

        6.    Entire Agreement.    This Release and the Agreement constitute the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral. This Release may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

        7.    Counterparts.    This Release may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(Signature Page Follows)

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        IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing Release as of the date first written above.

EXECUTIVE	PROMETHEUS LABORATORIES INC.
By:
Print Name: Joseph M. Limber
Print Name:

Title:

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